As filed with the Securities and Exchange Commission on February 27, 2001
                                                         Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------


                           NEXTEL INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)

                        Delaware
            (State or other jurisdiction of                                   91-16671412
             incorporation or organization)                        (I.R.S. Employee Identification No.)


            10700 Parkridge Blvd., Suite 600
                    Reston, Virginia                                            20191
        (Address of principal executive offices)                              (Zip Code)

                                   -----------


                NEXTEL INTERNATIONAL, INC. 1997 STOCK OPTION PLAN
                            (Full title of the plan)

                                   -----------

                             Robert J. Gilker, Esq.
                        10700 Parkridge Blvd., Suite 600
                             Reston, Virginia 20191
                     (Name and address of agent for service)

                                 (703) 390-5100
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                              Lisa A. Stater, Esq.
                           Jones, Day, Reavis & Pogue
                               3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308-3242

                                   -----------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                           Proposed maximum     Proposed maximum
     Title of securities              Amount to be          Offering price          aggregate           Amount of
       to be registered              Registered(1)             per share         offering price      registration fee
------------------------------- ------------------------- -------------------- -------------------- -------------------
 Class B Common Stock, $.001
          par value                    12,296,877              $3.57 (2)         $43,899,851 (2)       $10,975 (4)
-----------------------------------------------------------------------------------------------------------------------
 Class A Common Stock, $.001
          par value                  12,296,877 (3)               (3)                  (3)                 (3)
=======================================================================================================================

        (1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Nextel International, Inc. 1997 Stock Option Plan (the "Plan").

        (2) Estimated solely for the purpose of computing the registration fee. This amount was determined in accordance with Rule 457(h) under the Securities Act of 1933. All of the shares to be registered are subject to outstanding options, and the offering price is based on the weighted average exercise price of those options.

        (3) All of the outstanding options under the Plan are exercisable for shares of Class B Common Stock, which may be converted without payment of additional consideration on a one-for-one basis into shares of Class A Common Stock at the option of the holder or automatically upon the occurrence of specified events. In accordance with Rule 457(i), no additional filing fee is required in connection with the registration of the shares of Class A Common Stock.

        (4) The registration fee is calculated by multiplying the product of the proposed maximum offering price per share and the number of shares to be registered by .000250.

===============================================================================

                                EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified in
Part I of Form S-8 has been omitted from this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

        The following documents filed by Nextel International, Inc. (the "Company") (File No. 333-26649) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

        (a) The Annual Report of the Company on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000;

        (b) Quarterly Reports on Form 10-Q: (a) for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000, (b) for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000, and (c) for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000; and

        (c) Current Reports on Form 8-K: (a) dated and filed with the Commission on July 18, 2000, (b) dated and filed with the Commission on July 19, 2000, (c) dated and filed with the Commission on July 25, 2000, (d) dated and filed with the Commission on July 27, 2000, (e) dated August 1, 2000 and filed with the Commission on August 2, 2000, (f) dated and filed with the Commission on August 17, 2000, (g) dated and filed with the Commission on October 26, 2000, (h) dated and filed with the Commission on December 13, 2000, (i) dated and filed with the Commission on February 14, 2001, (j) dated and filed with the Commission on February 16, 2001 and (k) dated and filed with the Commission on February 22, 2001.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents.

Item 4. Description of Securities.

COMMON STOCK

        Of the 2,160,037,500 shares of authorized capital stock, 1,500,000,000 are designated as class A common stock, $.001 par value, 650,000,000 are designated as class B common stock, $.001 par value, and 10,037,500 are designated as preferred stock. References to our common stock include both our class A common stock and our class B common stock.

        Holders of class A common stock and holders of class B common stock generally have identical rights, except with respect to voting and conversion, as described below.

        Holders of common stock have no preemptive rights to purchase shares of our stock.

        Voting

        The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law. Each share of class A common stock entitles its holder to one vote, and each share of class B common stock entitles its holder to ten votes. Holders of our common stock do not have the right to cumulative voting in the election of directors.

        Dividends

        Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends as may be declared in the discretion of our board of directors. These dividends may be declared from time to time out of assets or funds legally available for these payments. If any cash dividends are paid, they will be paid ratably among all holders of common stock.

        If common stock dividends are declared, shares of class A common stock would be distributed with respect to shares of class A common stock and shares of class B common stock would be distributed with respect to shares of class B common stock. The number of shares of each class of common stock payable per share of each of those classes of common stock will be equal.

        Liquidation

        In the event of a liquidation, dissolution or winding-up, the holders of class A common stock and the holders of class B common stock will be entitled to share ratably, as a single class, in all of our assets remaining after payment of our liabilities and the liquidation preferences of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

        Conversion of Class B Common Stock

        Shares of class B common stock are convertible at the holder's option, on a one-for-one basis, into an equal number of fully paid and non-assessable shares of class A common stock upon surrender of the shares to us.

        In addition, shares of class B common stock automatically convert into shares of class A common stock as follows:

        - if at any time the aggregate number of shares of class B common stock owned by Nextel Communications, Inc., all subsidiaries of Nextel Communications, any person with which Nextel Communications or one of its subsidiaries is merged or consolidated and any person that acquires all or substantially all of the assets of Nextel Communications, constitutes in the aggregate less than 30% of all of our issued and outstanding shares of common stock for a continuous period of greater than 90 days, then all outstanding shares of class B common stock will automatically convert into shares of class A common stock; or

        - if at any time a holder transfers shares of class B common stock to anyone who is not a specified permitted transferee, the shares of class B common stock so transferred will automatically convert into shares of class A common stock. A permitted transferee includes other holders of shares of class B common stock, holders of options or warrants to purchase shares of class B common stock and parties related to these holders, as well as any subsidiary of a holder that owns 5% of the then outstanding shares of class B common stock, any person with which a 5% holder or one of its subsidiaries is merged or consolidated and any person that acquires all or substantially all of the assets of any 5% holder or one of its subsidiaries.

        Upon any reclassification or other similar transaction that results in the shares of class A common stock being converted into or exchanged for another security, holders of class B common stock will be entitled to receive the other security upon subsequent conversion or exchange of the class B common stock. The amount of the other security will be the amount that the holder would have received if he had converted or exchanged his shares for shares of class A common stock before the event.

RELEVANT PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, RESTATED BYLAWS AND DELAWARE LAW

        Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        Stockholder Actions and Special Meetings

        In accordance with Delaware law, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our bylaws provide that our present or a majority of our board of directors may call special meetings of the stockholders for any purpose. Further, our restated bylaws provide that a special meeting of the stockholders must be held at the written request of holders of at least a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

        Anti-Takeover Statute

        Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

        - before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

        - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

        - at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Under section 203 of the Delaware general corporation law, a business combination includes:

        - any merger or consolidation of the corporation with the interested stockholder;

        - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

        - transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

        - transaction involving the corporation, which have the effect of increasing the proportionate share of the corporation's stock of any class or series that is owned by the interested stockholder; or

        - transactions in which the interested stockholder receives financial benefits provided by the corporation.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.


        Article Six of the registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that each director or officer of the registrant shall be indemnified by the registrant to the full extent permitted by the Delaware General Corporation Law, referred to as the DGCL, or any other applicable laws as now or hereafter in effect. Article Six of the Certificate of Incorporation further provides that the registrant may enter into agreements with any person that provide for indemnification greater or different than that provided for in Article Six. No amendment or repeal of Article Six shall have any effect on a person's right to indemnify for claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

        Article Seven of the Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of Article Seven shall have any effect on the liability or alleged liability of any director of the registrant for any acts or omissions of the director occurring prior to such amendment or repeal.

        Section 7.1 of the registrant's bylaws (the "Bylaws") provides that each director and officer shall be indemnified by the registrant to the full extent permitted by the DGCL. Section 7.1 of the Bylaws further provides that the registrant may, but shall not be obligated to, maintain insurance at the registrant's expense with respect to such indemnification, for its own benefit and that of any such person, whether or not the registrant would otherwise have the power to indemnify such person.

        Section 7.2 of the Bylaws provides that expenses incurred by a person in defending a civil or criminal proceeding for which that person may be entitled to indemnification under the Bylaws or Certificate of Incorporation shall be paid by the registrant in advance of the final disposition of the proceeding if the person provides an undertaking to repay the amounts so advanced in the event it is ultimately determined that he or she is not entitled to indemnification by the registrant under relevant Delaware law (statutory or nonstatutory). The registrant shall not be required to so advance expenses to an officer or director in connection with any action brought by the registrant and approved by a majority of the board of directors of the registrant if such action alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such persons' fiduciary or contractual obligations to the registrant, or any other willful and deliberate breach in bad faith of such person's duty to the registrant and its stockholders.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right f the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.


         Exhibit
         Number            Description
         -------           -----------
          4.1              Nextel International, Inc. 1997 Stock Option Plan (filed as Exhibit 10.9 to the Annual Report on Form 10-K for the year ended December 31, 1999 of
                           Nextel International, Inc., filed with the Commission on March 30, 2000 and incorporated herein by reference).

          4.2              Amendment to Nextel International, Inc. 1997 Stock Option Plan (filed as
                           Exhibit 10.8 to the Current Report on Form 8-K filed with the Commission on
                           February 22, 2001 and incorporated herein by reference).

         *5.1              Opinion of Jones, Day, Reavis & Pogue.

          23.1             Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

         *23.2             Consent of Deloitte & Touche LLP.

         *24.1             Powers of Attorney.

---------------

*filed herewith

Item 9. Undertakings.


        (a)     The undersigned registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 21st day of February 2001.


                                NEXTEL INTERNATIONAL, INC.



                                By:   /s/ ROBERT J. GILKER
                                   -----------------------------------
                                          Robert J. Gilker
                                          Vice President and General Counsel


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 21, 2001:



                 Signature                                        Title
                 ---------                                        -----

                  *                          Chairman of the Board and Director
------------------------------------
  Timothy M. Donahue


                  *                          Chief Executive Officer and Director (Principal
------------------------------------         Executive Officer)
  Steven M. Shindler


                  *                          Vice President and Chief Financial Officer
------------------------------------         (Principal Financial Officer)
  Byron R. Siliezar


     /s/ J. VICENTE RIOS                     Vice President and Controller (Principal
------------------------------------         Accounting Officer)
  J. Vicente Rios


                  *                          Vice Chairman of the Board and Director
------------------------------------
  Keith D. Grinstein


                  *                                     Director
------------------------------------
  Daniel F. Akerson


                  *                                     Director
------------------------------------
  Steven P. Dussek


                                                        Director
------------------------------------
 Thomas C. Lynch

                 Signature                               Title
                 ---------                               -----
                  *                                      Director
------------------------------------
  C. James Judson


                  *                                      Director
------------------------------------
  Dennis M. Weibling



By:    /s/ ROBERT J. GILKER
    --------------------------------
        *Robert J. Gilker
          Attorney-in-fact

                                  EXHIBIT INDEX




Exhibit
Number                                             Description
-------                                            -----------
  4.1          Nextel International, Inc. 1997 Stock Option Plan (filed as Exhibit 10.9 to the
               Annual Report on Form 10-K for the year ended December 31, 1999 of Nextel
               International, Inc., filed with the Commission on March 30, 2000 and incorporated herein by reference).

  4.2          Amendment to Nextel International, Inc. 1997 Stock Option Plan (filed as Exhibit
               10.8 to the Current Report on Form 8-K filed with the Commission on February 22,
               2001 and incorporated herein by reference).

 *5.1          Opinion of Jones, Day, Reavis & Pogue.

  23.1         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

 *23.2         Consent of Deloitte & Touche LLP.

 *24.1         Powers of Attorney.

----------
  * filed herewith